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                                                                    EXHIBIT 3.14

                           ARTICLES OF INCORPORATION
                                       OF
                   HERBALIFE INTERNATIONAL DISTRIBUTION, INC.

     ONE: The name of this corporation is Herbalife International Distribution, Inc.

     TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     THREE: The name and address of this corporation's initial agent for service of process is:

          Patti Berman
          9800 La Cienega Boulevard, 13th Floor
          Inglewood, California 90301

     FOUR: This corporation is authorized to issue one class of shares of stock; the total number or said shares is 1,000.

     FIVE: The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     SIX: This corporation is authorized to indemnify the directors and officers of this corporation to the fullest extent permissible under California law.

     Dated: March 29, 1994


                                        /s/ S. A. Morgan
                                        -------------------------------
                                        S. A. Morgan, Incorporator



                                                    E N D O R S E D
                                                       F I L E D
                                         In the office of the Secretary os State
                                               of the State of California

                                                      MAR 30, 1994

                                                       TONY MILLER
                                                Acting Secretary of State